UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 10, 2007 (April 4, 2007)
IASIS HEALTHCARE LLC
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-117362 (Commission File Number)	20-1150104 (IRS Employer Identification No.)

117 Seaboard Lane, Building E
Franklin, Tennessee		37067
(Address of principal executive offices)		(Zip Code)
(615) 844-2747
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On April 4, 2007, IASIS Healthcare LLC (the “Company”) and IASIS Healthcare Corporation, parent company of the Company (“Holdings”) entered into a commitment letter (the “Commitment Letter”) with certain affiliates of Bank of America and Citigroup. Bank of America is the administrative agent and a lender under the Company’s existing senior secured credit facilities and currently serves as the Company’s commercial bank. Citigroup is a lender under the Company’s existing senior secured credit facilities. The Commitment Letter provides for $829 million in Senior Secured Credit Facilities and $300 million in Holdings Senior Paid-In-Kind (“PIK”) Loans. The $829 million in Senior Secured Credit Facilities will be borrowed by the Company and include a Senior Secured Term Loan of $439 million; a Senior Secured Delayed Draw Term Loan of $150 million; a Senior Secured Revolving Credit Facility of $200 million; and a Senior Secured Synthetic Letter of Credit Facility of $40 million. The $300 million in PIK Loans will be borrowed by Holdings. The financing transaction, which is subject to documentation and customary closing conditions, is expected to close in April 2007. The proceeds of the Senior Secured Credit Facilities will be used to refinance amounts outstanding under the Company’s current senior secured credit facilities, fund closing and other transaction costs incurred in connection with the financing, fund capital projects, including the completion of the Company’s previously announced 171-bed Mountain Vista Medical Center located in Mesa, Arizona, and for other general corporate purposes. The proceeds of the Holdings Senior PIK Loans will be used to finance a dividend or other distribution to, or repurchase of equity from, the equity holders of Holdings. A copy of the press release announcing entry into the Commitment Letter is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
99.1	Press release dated April 5, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IASIS HEALTHCARE LLC
By:	/s/ John M. Doyle
John M. Doyle
Chief Accounting Officer

Date: April 10, 2007

EXHIBIT INDEX
99.1	Press release dated April 5, 2007.